UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 4, 2021

INSULET CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33462	04-3523891
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Nagog Park,

Acton, Massachusetts 01720

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (978) 600-7000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value Per Share	PODD	The NASDAQ Stock Market, LLC

Item 1.01	Entry into a Material Definitive Agreement

On May 4, 2021 (the “Closing Date”), Insulet Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) by and among the Company, the lenders and other parties from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, which provides for senior secured financing of up to $560 million, consisting of a term loan facility (the “Term Loan Facility”) in an aggregate principal amount of $500 million and a revolving credit facility (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Facilities”) in an aggregate principal amount of up to $60 million, including a letter of credit sub-facility of up to $10 million.

Proceeds of loans borrowed and letters of credit issued under the Senior Facilities will be used for working capital and other general corporate purposes of the Company and its subsidiaries, including to retire indebtedness and/or to fund investments. The Company borrowed the full amount of the Term Loan Facility on the Closing Date, and as of the Closing Date, the Revolving Credit Facility was undrawn.

The Senior Facilities are guaranteed by each of the Company’s wholly owned domestic subsidiaries, and are secured by substantially all assets of the Company and of each subsidiary guarantor, in each case subject to certain exceptions.

Borrowings under the Senior Facilities bear interest at a rate per annum equal to, at the Company’s option, either (a) a LIBO rate, subject to a 0.50% floor for the Term Loan Facility and a 0.00% floor for the Revolving Credit Facility, or (b) a base rate, in each case, plus an applicable margin of, in the case of borrowings under the Term Loan Facility, 3.25% for LIBOR loans and 2.25% for base rate loans and, in the case of borrowings under the Revolving Credit Facility, initially, 3.25% for LIBOR loans and 2.25% for base rate loans. The applicable margin for borrowings under the Revolving Credit Facility varies depending on the Company’s adjusted total leverage ratio, as defined in the Credit Agreement. The Company is also required to pay a commitment fee initially equal to 0.50% per annum to the lenders under the Revolving Credit Facility in respect of the unutilized commitments thereunder. The commitment fee under the Revolving Credit Facility varies depending on the Company’s adjusted total leverage ratio.

The Term Loan Facility matures on the seven year anniversary of the Closing Date and amortizes in equal quarterly installments of 0.25% of the initial principal amount, starting with the first full fiscal quarter after the Closing Date. The Revolving Credit Facility matures on the three year anniversary of the Closing Date. In addition, the Company is required to prepay outstanding loans under the Term Loan Facility, subject to certain exceptions, with up to 50% of the Company’s annual excess cash flow, as defined in the Credit Agreement, and 100% of the net cash proceeds of certain recovery events and non-ordinary course asset sales.

The Company may generally prepay outstanding loans under the Senior Facilities at any time, without prepayment premium or penalty, subject to customary “breakage” costs with respect to LIBOR loans. Prepayments of the Term Loan Facility in connection with certain “repricing events” resulting in a lower yield occurring at any time during the first six months after the Closing Date must be accompanied by a 1.00% prepayment premium.

The Revolving Credit Facility requires that the Company maintain a financial covenant leverage ratio, as defined in the Credit Agreement, of no greater than 6.50 to 1.00 as of the last day of each fiscal quarter for which the aggregate amount of revolving loans, swingline loans and letters of credit (subject to certain exclusions) outstanding under the Revolving Credit Facility exceeds 35% of the aggregate commitments outstanding thereunder, subject to certain step-ups in connection with certain material acquisitions, commencing with the first full fiscal quarter after the Closing Date.

The Senior Facilities contain certain affirmative and negative covenants that limit the ability of the Company and its restricted subsidiaries, among other things and subject to certain significant exceptions, to incur debt or liens, make investments, enter into certain mergers, consolidations, and acquisitions, and pay dividends and make other restricted payments.

The Senior Facilities contain certain events of default, including relating to a change of control. If an event of default occurs, the lenders under the Senior Facilities will be entitled to take various actions, including the acceleration of amounts due under the Senior Facilities.

The foregoing description of the Credit Agreement and the Senior Facilities is not intended to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.:	Description

10.1	Credit Agreement, dated as of May 4, 2021, by and among Insulet Corporation, the lenders and other parties party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

INSULET CORPORATION

May 5, 2021	By:	/s/ John W. Kapples
John W. Kapples
Senior Vice President, General Counsel and Secretary